EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 of SJNB Financial Corp. of our report dated January 14, 1999, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of SJNB Financial Corp.



/s/ KPMG LLP



San Francisco, California
June 14, 1999